                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12 Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          ROBOTIC VISION SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                            [NAME OF PERSON FILING]
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                        Copies of all communications to:

                              IRA I. ROXLAND, Esq.
                         Sonnenschein Nath & Rosenthal
                          1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700
--------------------------------------------------------------------------------

  [RVSI LOGO]

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 8, 2001
                            ------------------------

To the Stockholders of
  ROBOTIC VISION SYSTEMS, INC.:

     NOTICE IS GIVEN that the annual meeting of stockholders of ROBOTIC VISION SYSTEMS, INC., a Delaware corporation, will be held at the Wyndham Boston Hotel, 89 Broad Street, Boston, Massachusetts, on Thursday, March 8, 2001 at the hour of 10:00 a.m., for the following purposes:

          1) To elect seven directors of the Company for the ensuing year.

          2) To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2001.

          3) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on January 23, 2001 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                              Frank D. Edwards
                                              Secretary

Canton, Massachusetts
January 30, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANYTIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about January 30, 2001 to all stockholders of record of the Company at the close of business on January 23, 2001 in connection with the solicitation by the board of directors of proxies for the annual meeting of stockholders to be held at the Wyndham Boston Hotel, 89 Broad Street, Boston, Massachusetts, on Thursday, March 8, 2001.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and the Company will pay all expenses of preparing and soliciting such proxies. The Company has also arranged for reimbursement, at the rate suggested by The Nasdaq Stock Market, Inc., of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Directors, officers and employees of the Company, may also solicit proxies but such persons will not be specifically compensated for such services.

     All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted for the named nominees to the board and in favor of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2001.

     The board does not know of any other matter that may be brought before the meeting but, in the event that any other matter should come before the meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

     Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail or the Internet, at any time before the meeting by written notice to such effect received by the Company at the address set forth above, Attn:
Corporate Secretary, by delivery of a subsequently dated proxy or by attending the meeting and voting in person.

VOTE REQUIRED

     The total number of shares of the Company's common stock outstanding as of the record date was 35,385,542. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of common stock outstanding and entitled to vote, or 17,692,772 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, an affirmative vote of a majority of the shares of common stock present and voting, in person or by proxy, at the meeting is required to pass upon each of the matters presented, except in the case of the election of directors where receipt of a plurality of the shares present and of voting will be sufficient for election.

ABSTENTIONS AND NONVOTES

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted.

     A list of stockholders entitled to vote at the meeting will be available at the Company's offices, 5 Shawmut Road, Canton, Massachusetts, for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of the record date by:

     - each director;

     - each person known by us to own beneficially 5% or more of our common stock;

     - each officer named in the summary compensation table elsewhere in this proxy statement; and

     - all directors and executive officers as a group.

                                                  NUMBER OF SHARES           PERCENT
NAME AND ADDRESS                                   OF COMMON STOCK              OF
BENEFICIAL OWNER(1)                             BENEFICIALLY OWNED(2)         CLASS
-------------------                             ---------------------        --------
Pat V. Costa..................................          588,633(3)             1.30%
Frank A. DiPietro.............................           82,446(4)                *
Jay M. Haft...................................          520,497(5)             1.15%
Tomas Kohn....................................           72,116(6)                *
Donald J. Kramer..............................           46,035(7)                *
Mark J. Lerner................................           99,392(8)                *
Howard Stern..................................          123,983(9)                *
Robert H. Walker..............................          123,444(10)               *
Frank D. Edwards..............................           26,829                   *
Curtis W. Howes...............................           25,836(11)               *
Earl H. Rideout...............................           55,533(12)               *

                                                  NUMBER OF SHARES           PERCENT
NAME AND ADDRESS                                   OF COMMON STOCK              OF
BENEFICIAL OWNER(1)                             BENEFICIALLY OWNED(2)         CLASS
-------------------                             ---------------------        --------
Kenneth C. Griffin............................        4,538,064(13)           10.00%
  c/o Citadel Limited Partnership(12)
  225 West Washington St
  Chicago, IL 60606
All current executive officers and directors
  as a group (13 persons).....................        1,787,079(14)(15)        3.94%

-------------------------
  *   Denotes less than 1%.

 (1) Except as otherwise indicated, the address of each beneficial owner is 5 Shawmut Road, Canton, Massachusetts 02021.

 (2) Except as otherwise indicated, includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of the record date. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

 (3) Includes 557,025 shares underlying options and 1,608 vested shares held under our retirement investment plan.

 (4) Includes 30,598 shares underlying options; also includes 31,770 shares owned of record by Mr. DiPietro's spouse.

 (5) Includes 47,598 shares underlying options; also includes 399,078 shares owned of record by Mr. Haft's spouse.

 (6) Includes 20,000 shares underlying options; also includes 1,684 shares owned of record by Mr. Kohn's spouse.

 (7) Includes 28,802 shares underlying options; also includes 10,000 shares held indirectly in an irrevocable trust with Mr. Kramer's spouse as trustee. Mr. Kramer disclaims any interest in these shares.

 (8) Includes 60,999 shares underlying warrants held by Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner; also includes 35,598 shares underlying options.

 (9) Includes 70,970 shares underlying options and 6,183 vested shares held under our retirement investment plan.

(10) Includes 70,341 shares underlying options and 20,632 shares indirectly in a retirement account.

(11) Includes 25,336 shares underlying options.

(12) Includes 55,218 shares underlying options and 315 vested shares held under retirement investment plan.

(13) Based on Schedule 13G, filed with the SEC on February 11, 2000, Fisher Capital Ltd., Wingate Capital Ltd., Olympus Securities Ltd. and NP Partners beneficially owned, as of December 31, 1999, 2,862,202, 1,695,185, 30,900,
     and 18,100, respectively, of our shares, or an aggregate of 4,606,387 shares, including shares underlying prepaid warrants, incentive warrants and other warrants currently exercisable and exercisable within 60 days of the record date. Each holder of prepaid warrants is prohibited from exercising such warrants if exercise would cause the holder and its affiliates to own a number of shares which, when added to the number of shares of common stock beneficially owned 60 days prior to the date of such exercise plus any shares which were acquired during the 60 day period, would be in excess of 10% of our common stock outstanding immediately following such exercise. Therefore, the maximum number of shares of our common stock that can be beneficially owned by Fisher, Wingate, Olympus and NP Partners in the aggregate is 4,538,064 shares.

    This SEC filing also reflects that:

     - Wellington Partners Limited Partnership is the sole shareholder of Wingate and the sole member of WNPH, L.L.C.;

     - WNPH and WCH, L.L.C. are the general partners of NP Partners;

     - Kensington Global Strategies Fund, Ltd. is the sole shareholder of Fisher and Olympus;

     - Citadel Limited Partnership is the general partner of Wellington, the portfolio manager of Kensington, and the sole member of WCH;

     - GLB Partners, L.P. is the general partner of Citadel Limited Partnership;

     - Citadel Investment Group, L.L.C. is the general partner of GLB; and

     - Kenneth C. Griffin is the sole member and manager of Citadel Investment Group.

     - Citadel has informed us that Kenneth C. Griffin, Citadel Limited Partnership and each of the Citadel entities disclaims beneficial ownership of the shares of common stock held by the other Citadel entities.

(14) Includes an aggregate of 1,015,820 shares underlying options and warrants.

(15) Includes an aggregate of 8,106 vested shares held in our investment retirement plan.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the fiscal year ended September 30, 2000, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were in compliance.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the positions and offices presently held with us by each nominee, his age and his tenure as a director.

NAME                             AGE    POSITIONS AND OFFICE PRESENTLY HELD    SINCE
----                             ---    -----------------------------------    -----
Pat V. Costa...................  57     Chairman, President and Chief          1984
                                        Executive Officer
Frank A. DiPietro..............  74     Director                               1992
Jay M. Haft....................  65     Director                               1977
Tomas Kohn.....................  59     Director                               1997
Mark J. Lerner.................  48     Director                               1994
Howard Stern...................  63     Senior Vice President and Director     1981
Robert H. Walker...............  65     Director                               1990

     PAT V. COSTA has served as president, chief executive officer and chairman of our board of directors since 1984. Previously and from 1977, Mr. Costa was employed by GCA Corporation, most recently in the capacity of executive vice president. GCA was engaged in the manufacturing of various electronic instrumentation equipment and systems.

     FRANK A. DIPIETRO began his career with General Motors ("GM") in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries, most recently for the University of Michigan in evaluating laser applications in the global auto industry. At the time of his retirement, Mr. DiPietro held the position of director of manufacturing engineering, Chevrolet-Pontiac-Canada car group, for GM.

     JAY M. HAFT is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, and in the representation of emerging growth companies. Mr. Haft has been managing general partner of GenAm "1" Venture Fund, an international venture capital fund, and is a director of numerous public and private corporations, including Encore Medical Corporation, DUSA Pharmaceuticals, Inc., Isotope Solutions, Inc. and E.Travenet.com, Inc. He is counsel to Parker Duryee Rosoff & Haft in New York, and previously was a senior partner of such firm. He served as a member of the Florida Commission of Government Accountability to the People and as a National Trustee and Treasurer of the Miami City Ballet, and is currently a trustee of Florida International University and a member of the Advisory Board of the Wolfsonian Museum and the FIU Law School. Past associations include Emerson Radio (NYSE) Chairman of Executive Committee, Compucom, Inc. (OTC) Director, and Computer Factory (NYSE) Director.

     TOMAS KOHN has been a professor of management at Boston University's School of Management in the undergraduate, MBA, and executive MBA programs since 1988. Dr. Kohn is the chairman of Conduit del Ecuador, a steel tubing manufacturer, and a member of the board of directors of Ideal-Alambrec, a steel wire manufacturer, both in

Quito, Ecuador. He has held these positions since 1974 and 1972, respectively. From 1987 until our acquisition of Computer Identics Corp. in August 1996, Dr. Kohn was a member of Computer Identics' board of directors, and its Chairman since 1992. From 1986 until 1995, Dr. Kohn was a member of the board of directors of N.V. Bekaert S.A., the world's largest independent steel wire manufacturer. N.V. Bekaert was a major shareholder of Computer Identics.

     MARK J. LERNER has been president of Morgen, Evan an investment banking firm which specializes in Japanese-U.S. transactions, since 1992. Previously and from 1990, he was a managing director at Chase Manhattan Bank where he headed the Japan corporate finance group. From 1982 to 1990 Mr. Lerner worked in the investment banking division of Merrill Lynch as head of its Japan group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

     HOWARD STERN has been our senior vice president and technical director Since December 1984. Mr. Stern has an extensive background in 2-D and 3-D imaging and electro-optical and electro-mechanical systems engineering. During his employment with us and our predecessor companies, Mr. Stern has been a listed inventor on more than seventy patents.

     ROBERT H. WALKER was, before his retirement in March 1998, our executive vice president and secretary-treasurer, a position he held since December 1986. From 1984 to 1986 he was our senior vice president. From 1983 to 1985 he also served as our treasurer. Mr. Walker is a director of Tel Instrument Electronics Corporation, a publicly-owned company.

     Donald J. Kramer, who has been one of our directors since 1995, has informed us of his intention to retire from our board upon the expiration of his current term of office on March 8, 2001. We have amended our bylaws to reduce the number of directors comprising our board from eight to seven, such amendment to take effect upon Mr. Kramer's retirement.

IDENTIFICATION OF EXECUTIVE OFFICERS

              (Excludes executive officers who are also directors)

NAME                         AGE       POSITION          PRINCIPAL OCCUPATION
----                         ---       --------          --------------------
Frank D. Edwards...........  46     Vice President    Joined us in March 1999 as
                                                      our corporate vice
                                                      president of finance and
                                                      chief financial officer.
                                                      Previously and from 1986,
                                                      he was employed by
                                                      Electronic Designs, Inc.
                                                      Most recently, until that
                                                      company's merger with
                                                      Bowmar Instrument
                                                      Corporation in October
                                                      1998, he was senior vice
                                                      president and chief
                                                      financial officer and a
                                                      member of its board.

Curtis W. Howes............  50     Vice President    Has been our corporate vice
                                                      president of automatic
                                                      identification since May
                                                      1997. Before joining us and
                                                      since November 1991, he was
                                                      employed by Intermec Corpo-
                                                      ration, most recently as
                                                      general manager of
                                                      Intermec's imaging systems
                                                      division, which designed,
                                                      manufactured and sold
                                                      vision-based products for
                                                      symbology reading.

John S. O'Brien............  46     Vice President    Has been our corporate vice
                                                      president of human
                                                      resources since February
                                                      1997. Previously and from
                                                      1990, he was vice
                                                      president, human resources
                                                      and chief financial officer
                                                      of Charles River Data
                                                      Systems, an imbedded
                                                      systems developer and
                                                      manufacturer in Framingham,
                                                      MA.

Earl H. Rideout............  54     Senior Vice       Has been our president of
                                    President         the semiconductor equipment
                                                      group since June 2000.
                                                      Previously and since
                                                      January 1997 he was our
                                                      corporate senior vice
                                                      president, semiconductor &
                                                      electronics business sector
                                                      and from 1989, he was our
                                                      vice president/general
                                                      manager of our electronics
                                                      division.

NAME                         AGE       POSITION          PRINCIPAL OCCUPATION
----                         ---       --------          --------------------
Neal Sanders...............  51     Vice President    Has been our corporate vice
                                                      president of corporate
                                                      development since February
                                                      2000. Previously and since
                                                      December 1998 he was our
                                                      corporate vice president of
                                                      corporate communications
                                                      and investor relations.
                                                      From 1980 through 1998, he
                                                      held comparable positions
                                                      at Analog Devices, Inc.,
                                                      Bolt Beranek and Newman,
                                                      Inc., and Microdyne
                                                      Corporation.

     Executive officers are elected annually by the board to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     Set forth below is the aggregate compensation for services rendered to us in all capacities during our fiscal years ended September 30, 2000, 1999 and 1998 by our chief executive officer, each of our four other most highly compensated executive officers whose compensation exceeded $100,000 during our fiscal year ended September 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                     ANNUAL COMPENSATION        --------------------------------
                                -----------------------------          AWARDS           PAYOUTS
                                                       OTHER    --------------------   ---------      ALL
                                                      ANNUAL    RESTRICTED   NUMBER    LONG TERM     OTHER
NAME AND                                              COMPEN-     STOCK        OF      INCENTIVE    COMPEN-
PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)   SATION      AWARDS     OPTIONS    PAYOUTS    SATION(2)
------------------       ----   --------   --------   -------   ----------   -------   ---------   ---------
Pat V. Costa...........  2000   $315,016   $78,750      --         --             --      --        $12,052
  Chief executive        1999    315,016        --      --         --        200,000      --         11,827
  officer                1998    315,016    55,000      --         --             --      --          2,400

Frank D. Edwards(3)....  2000   $174,990   $31,500      --         --             --      --        $ 1,500
  Chief financial        1999    100,962        --      --         --        100,000      --             --
  officer

Curtis Howes...........  2000   $189,990   $46,500      --         --             --      --        $11,500
  Vice president         1999   $227,127        --      --         --         26,666      --         41,467
                         1998    143,616    20,000      --         --         33,334      --         37,207

Earl H. Rideout........  2000   $200,011   $76,500      --         --             --      --        $ 6,825
  Senior vice            1999    174,539    25,000      --         --          3,871      --          9,965
  president              1998    150,010    25,000      --         --         34,263      --          2,400

Howard Stern...........  2000   $165,006   $30,000      --         --             --      --        $ 6,850
  Senior vice            1999    168,180        --      --         --             --      --          6,600
  president              1998    165,006    30,000      --         --         30,000      --          2,400

-------------------------
(1) Amount paid in fiscal 1998 represents earned bonus in the prior fiscal year. Amount paid in fiscal 2000 represents earned bonus for the first half of fiscal 2000.

(2) Represents payments under our retirement investment plan, vehicle allowances for each of Messrs. Costa, Rideout and Stern and relocation allowance for Mr. Howes and his family.

(3) Mr. Edwards joined us in March 1999.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     Set forth below is further information with respect to unexercised and exercised options to purchase our common stock under our stock option plans.

                                                         NUMBER OF               VALUE OF UNEXERCISED
                         SHARES                   UNEXERCISED OPTIONS AT        IN-THE MONEY OPTIONS AT
                        ACQUIRED                    SEPTEMBER 30, 2000            SEPTEMBER 30, 2000
                       ON EXERCISE    VALUE     ---------------------------   ---------------------------
NAME                   OF OPTIONS    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------   -----------   -------------   -----------   -------------
Pat V. Costa.........        --            --     557,025        160,000      $1,493,556      $315,200
Frank D. Edwards.....    20,000      $243,000          --         80,000      $       --      $294,400
Curtis W. Howes......        --            --      25,336         34,664      $   57,766      $108,366
Earl H. Rideout......        --            --      55,218         23,653      $  198,147      $ 69,316
Howard Stern.........        --            --      70,970          5,000      $   88,150      $  9,200

                                PENSION BENEFITS

     The following table sets forth the estimated annual plan benefits payable upon retirement in 2001 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service.

                                               YEARS OF SERVICE
                              ---------------------------------------------------
REMUNERATION                    15         20         25         30         35
------------                  -------    -------    -------    -------    -------
$100,000....................  $19,462    $25,949    $32,436    $32,436    $32,436
 125,000....................   25,162     33,549     41,936     41,936     41,936
 150,000....................   30,862     41,149     51,436     51,436     51,436
 175,000....................   35,422     47,229     59,036     59,036     59,036
 200,000....................   35,422     47,229     59,036     59,036     59,036
 225,000....................   35,422     47,229     59,036     59,036     59,036
 250,000....................   35,422     47,229     59,036     59,036     59,036
 300,000....................   35,422     47,229     59,036     59,036     59,036
 400,000....................   35,422     47,229     59,036     59,036     59,036
 500,000....................   35,422     47,229     59,036     59,036     59,036

     The amount of compensation covered by our pension plan is determined in accordance with rules established by the internal revenue service and includes all dollar items shown on the summary compensation table with the exception of 401(k) contributions. For purposes of calculating the pension benefit, earnings are limited to $170,000, as adjusted for any cost of living increases authorized by the internal revenue code.

     At September 30, 2000, Messrs. Costa, Rideout and Stern had, respectively, 16, 12 and 29 years of credited service.

     A participant in the pension plan will receive retirement income based on 23% of his final average salary up to his applicable social security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $170,000 limit described above. Final average salary is defined in the pension plan as the average of a participant's total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date, which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the pension plan. No person who became our employee after October 31, 1996 is eligible to participate in the pension plan. All employees, subject to minimum eligibility requirements may participate in our 401(k) plans.

EMPLOYMENT AGREEMENTS

     Mr. Pat Costa is employed as our chief executive officer and president under an indefinite term agreement which currently provides for an annual base salary of $315,016. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or upon the occurrence of a change in our control. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options, which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in our control (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of our chief executive officer, president and chairman, other than for cause, within one year thereafter, then Mr. Costa will be entitled to receive a lump sum payment equal to 2.99 times Mr. Costa's base amount (as such term is defined in the Internal Revenue Code and applicable regulations there under) at the time of termination and to exercise all outstanding stock options, regardless of when otherwise exercisable, during the six-month period following the termination date of his employment.

     We have also granted certain rights in the event of termination of employment to Messrs. Edwards, Howes, Rideout and Stern. In the event of involuntary termination other than for cause, each officer will be given six months severance pay and continued benefits. In addition, we have agreed to provide a maximum of one hundred days' advance written notice to Mr. Stern in the event we should desire to terminate his employment other than for cause. In such event, he shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination.

THE BOARD OF DIRECTORS -- COMPOSITION AND COMPENSATION

     Our business is managed under the direction of our board of directors. The board consists of a single class of directors who are elected for a term of one year, such term beginning and ending at each annual meeting of stockholders.

     During the fiscal year ended September 30, 2000, our board held twelve meetings, eight of which were convened by telephone. All directors attended at least nine meetings.

     Our board has an audit committee, which currently consists of Messrs. Kramer, DiPietro, and Haft. The committee's functions and its activities during fiscal 2000 are described below under the heading Report of Audit Committee. During the year, the board examined the composition of the audit committee and confirmed that all of its members are "independent" within the meaning of applicable NASDAQ rules.

     Our board has also established a stock option committee to review and implement appropriate action with respect to all matters pertaining to stock options granted under our stock option plans. The stock option committee, which is comprised of Messrs. DiPietro and Haft, held thirteen meetings during fiscal 2000, including actions taken by unanimous written consents in lieu of meetings.

     We do not have a nominating committee charged with the search for and recommendation to the board of potential nominees for board positions nor do we have a compensation committee charged with reviewing and recommending to the board compensation programs for our officers. These functions are performed by the board as a whole.

     During the fiscal year ended September 30, 2000, directors who were not otherwise our employees were compensated at the rate of $1,500 for attendance at each one-day and $2,500 for each two-day meeting of our board or any committee thereof; and $200 for participation at a telephonic meeting. In addition, outside directors are granted stock options periodically, typically on a yearly basis.

REPORT OF AUDIT COMMITTEE

     During fiscal 2000, the audit committee of our board developed an updated charter for the committee, which was approved by the full board on June 8, 2000. The complete text of the new charter, which reflects standards enunciated in new SEC regulations and NASDAQ rules, is attached as appendix I to this proxy statement.

     - The committee is charged with monitoring the preparation of quarterly and annual financial reports by our management, including discussions with our management and our outside auditors about draft annual financial statements and key accounting and reporting matters;

     - The committee is responsible for matters concerning our relationship with our outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to us; and determining whether the outside auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and

     - The committee oversees our management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

     The committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee's charter. To carry out its responsibilities, the committee met seven times during fiscal 2000.

     In overseeing the preparation of our financial statements, the committee met with both our management and our outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Our management advised the committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the committee discussed the statements with both management and outside auditors. The committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     With respect to our outside auditors, the committee, among other things, discussed with Deloitte & Touche LLP matters relating to its independence, including the disclosures made to the committee as required by the Independence Standards Board Standard No. 1 (Discussions with Audit Committee).

     On the basis of these reviews and discussions, the committee recommended to the board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the SEC.

                              THE AUDIT COMMITTEE

                            Donald Kramer, Chairman
                   Frank DiPietro                Jay M. Haft

REPORT ON EXECUTIVE COMPENSATION

     We do not have a compensation committee charged with reviewing and recommending to our board compensation programs for our executive officers. These functions are performed by our board as a whole.

COMPENSATION PHILOSOPHY

     We believe that executive compensation should:

     - provide motivation to achieve strategic goals by tying executive compensation to our performance, as well as affording recognition of individual performance,

     - provide compensation reasonably comparable to that offered by other high-technology companies in a similar industry, and

     - align the interests of executive officers with the long-term interests of our stockholders through the award of equity purchase opportunities.

     Our compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of compensation is "at risk". This philosophy is intended to apply to all management.

COMPENSATION PROGRAM

     Our executive compensation program has three major components: base salary, short-term incentive bonus payments and long-term equity incentives.

     Compensation packages offered to executive officers are based primarily on the recommendations of nationally recognized compensation and benefits consulting firms hired by us. We seek to position total compensation at or near the median levels of other high-tech companies in a similar industry.

     Base salary is determined by evaluating individual responsibility levels utilizing independent compensation surveys to determine appropriate salary ranges and evaluating the individual performance.

     Short-term incentive bonus payments, generally, are paid to executive officers on an annual basis. The award of bonuses and their size, in substantial part, are linked to predetermined earnings targets, creating direct linkage between pay and our profitability.

     Our board believes that executive officers who are in a position to make a substantial contribution to our long term success and to build stockholder value should have a significant equity stake in our on-going success. Accordingly, one of our principal motivational methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of our common stock during the term of any such option increases beyond such option's exercise price, the program also creates an incentive for executive officers to remain with us since options generally vest and become exercisable over a four-year period and the first increment is not exercisable until one year after the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Costa's compensation is determined substantially in conformance with the compensation philosophy, discussed above, that is applicable to all of our executive officers. Performance is measured against defined financial, operational, and strategic objectives. In establishing Mr. Costa's base salary and bonus, our board takes into account our performance against both our own objectives and the industry of which we are a part, as well as Mr. Costa's contribution to our near- and long-term objectives.

     In the early months of fiscal 2000 it was apparent that after the worst semiconductor recession in thirty years, the recovery of the industry was underway. Our challenge was to prepare ourselves financially and operationally to participate in the recovery, including the completion of our public offering in February and making our organization capable of the timely fulfillment of dramatically improved customer demand.

     Our board believes Mr. Costa provided the leadership throughout the downturn and into the recovery to allow us to take advantage of market opportunities. Objectives were established for the first six months of fiscal 2000 and our management achieved those objectives. As a result, Mr. Costa earned a bonus payment of $78,750. Our board did not make any change to either the base salary or stock option position of Mr. Costa in fiscal 2000.

INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to a company's executive officer. Certain performance-based compensation is excluded by Section 162(m)(4)(C) of the Code in determining whether the $1 million limit applies. Currently the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to us, our board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy.

SUMMARY

     Our board will continue to review our compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                             THE BOARD OF DIRECTORS

                             Pat V. Costa, Chairman

Frank A. DiPietro        Donald J. Kramer
Jay M. Haft              Mark J. Lerner
Tomas Kohn               Howard Stern
                         Robert H. Walker

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 2000, the following officers and former officers participated in discussions concerning executive officer compensation: Pat V. Costa, Frank D. Edwards, Howard Stern, Robert H. Walker and John O'Brien. Each of the named participants recused himself in discussions concerning his own compensation.

STOCK PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five years ended September 30, 2000 with the total return on the standard & poor's 500 composite index and the NASDAQ non-financial index. The comparison assumes $100 was invested on September 30, 1995 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                        FIVE YEAR CUMULATIVE PERFORMANCE
[Line Graph]

                                                                                                               NASDAQ NON-
                                                          RVSI                       S&P 500                    FINANCIAL
                                                          ----                       -------                   -----------
Sep-95                                                   100.0                        100.0                       100.0
Sep-96                                                    57.0                        126.3                       116.2
Sep-97                                                    72.6                        148.5                       156.7
Sep-98                                                    11.6                        204.7                       157.6
Sep-99                                                    16.4                        219.8                       267.2
Sep-00                                                    25.7                        277.2                       364.5

                             CERTAIN RELATIONSHIPS

     Mr. Mark J. Lerner, one of our directors, is president of Morgen, Evan. Mr. Lerner, through Morgen, Evan, provided consultation services relative to our international marketing and sales efforts, for which we compensated Mr. Lerner, through Morgen, Evan in cash in the amount of $25,800 for services received during our fiscal year 2000. We believe that the compensation paid to Morgen, Evan was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The board has selected Deloitte & Touche LLP to audit our accounts for the fiscal year ending September 30, 2001. Such firm, which has served as our independent auditor since 1986, has reported to us that none of its members has any direct financial interest or material indirect financial interest in us.

     Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as our independent auditors.

     A representative of Deloitte & Touche LLP is expected to attend the meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at our 2001 annual meeting of stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by us at our offices in Canton, Massachusetts by November 8, 2001 for inclusion in our proxy statement and form of proxy relating to such meeting.

                            ACCOMPANYING INFORMATION

     Accompanying this proxy statement is a copy of our annual report to shareholders for our fiscal year ended September 30, 2000. Such annual report includes our audited financial statements for the three fiscal years ended September 30, 2000.

                                                                      APPENDIX I

                          ROBOTIC VISION SYSTEMS, INC.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Robotic Visions Systems, Inc. (the "Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

     The Committee will be comprised of three or more directors as determined by the Board. Members of the Committee will be neither members of management of the Company nor ever have been a member of management. The members of the Committee will meet all independence and experience requirements of Nasdaq. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

     The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the annual financial information to be provided to shareholders and the Securities and Exchange Commission ("SEC"); (2) the system of internal controls that management has established; and (3) the internal audit process. In addition, the Committee provides an avenue for communication between the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee and that the ultimate accountability of the independent auditors is to the Board and the Committee as representatives of the shareholders. The Committee will make regular reports to the Board concerning its activities.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

MEETINGS

     The Committee is to meet in separate executive sessions with the chief financial officer and independent auditors at least once each year and at other times when considered appropriate. Additionally, the Committee will meet at least telephonically before the release of quarterly results.

SPECIFIC DUTIES

     In carrying out its oversight responsibilities, the Committee will:

     1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Nasdaq Audit Committee Requirements.

     2. Review with the Company's management and independent auditors the Company's accounting and financial reporting controls. Obtain annually from the independent auditors their letter as to the adequacy of such controls.

     3. Review with the Company's management and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

     4. Review the scope and general extent of the independent auditors' annual audit. The Committee's review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent auditors.

     5. Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; discuss with the independent auditors any disclosed relationships or services that might alter the auditors' objectivity and independence; and recommend that the Board take appropriate action to oversee the independent auditors' independence.

     6. Have a predetermined arrangement with the independent auditors that they will review the interim quarterly financial statements and advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communications with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q.

     7. At the completion of the annual audit, review with management and the independent auditors the following:

          - The annual financial statements and related footnotes and financial information be included in the Company's annual report to shareholders and on Form 10-K.

          - Results of the audit of the financial statements and their related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

          - Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent auditors concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustment.

          - If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

     8. After preparation by management and review by internal audit and independent auditors, approve the report required under SEC rules to be included in the Company's annual proxy statement.

     9. Recommend to the Board the selection, retention or termination of the Company's independent auditors.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 Shawmut Road
                           Canton, Massachusetts 02021



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints Pat V. Costa and Howard Stern as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of Common Shares of Robotic Vision Systems, Inc. (the "Company") held of record by the undersigned on January 23, 2001, at the Annual Meeting of Stockholders to be held on March 8, 2001 or any adjournment thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.


                         (To Be Signed on Reverse Side)

1.       Election of directors:

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list at right)


FOR all nominees           WITHHOLD AUTHORITY               NOMINEES:
listed at right            to vote for all                  Pat V. Costa
except as marked           nominees listed                  F.A. DiPietro,
to the contrary            at right                         J.M. Haft
at right)                                                   T. Kohn,
                                                            M.J.Lerner,
                                                            H. Stern,
                                                            R.H. Walker
 [ ]

2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2001.


         FOR [ ]                      AGAINST [ ]                ABSTAIN [ ]


3. To transact such other business as may properly come before the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Date:

                                          -------------------------------------
                                          Signature, if held jointly



NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                       20